Exhibit 99.1

400 N. Sam Houston Parkway E. Suite 1000 Houston, TX 77060-3500 (281) 618-0400 (281) 848-6502 fax

2500 CityWest Boulevard Suite 2200 Houston, TX 77042-3097 (713) 361-2600 (713) 361-2690 fax

FOR IMMEDIATE	Cal Dive Contact:	Horizon Contact:
RELEASE	G. Kregg Lunsford	Ronald D. Mogel
	Chief Financial Officer	Chief Financial Officer
September 28, 2007	(281) 618-0516	(713) 243-2753

Cal Dive and Horizon Receive Second Request Under
Hart-Scott-Rodino Merger Notification

HOUSTON, TX — (September 28, 2007) Cal Dive International, Inc. (NYSE:DVR) and Horizon Offshore, Inc. (Nasdaq:HOFF) announced today that they have each received a request for additional information (commonly referred to as a “second request”) from the Antitrust Division of the U.S. Department of Justice regarding Cal Dive’s pending acquisition of Horizon. The information request was issued under the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and has the effect of extending the waiting period for a period of 30 calendar days from the date of the parties’ substantial compliance with the request. Both parties intend to continue to work cooperatively to respond to the request and obtain termination of the waiting period as soon as practicable.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial services to the offshore oil and gas industry on the Gulf of Mexico Outer Continental Shelf, the Middle East, Southeast Asia and Australia, with a fleet of 26 vessels, including 23 surface and saturation diving support vessels as well as three shallow water pipelay vessels.
Horizon Offshore, Inc., headquartered in Houston, Texas, provides marine construction services for the offshore oil and gas and energy industries. The Company’s fleet of nine vessels is used to perform a wide range of marine construction services, including installation and repair of marine pipelines to transport oil and gas and other subsea production systems, and the installation and abandonment of production platforms, in the Gulf of Mexico, Latin America, Southeast Asia/Mediterranean, and West Africa.

CAUTIONARY STATEMENT
This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations. The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our 2006 Annual Report on Form 10-K.